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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                OCTOBER 25, 1994


                           PROTECTIVE LIFE CORPORATION
             (Exact name of registrant as specified in its charter)


          DELAWARE                 0-9924                   95-2492236
(State or other jurisdiction    (Commission                (IRS Employer
     of incorporation)          File Number)             Identification No.)


                   2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA        35223
                     (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code     (205) 879-9230


                                       N/A
          (Former name or former address, if changed since last report)

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Item 5.   OTHER EVENTS.


     On October 25, 1994, Registrant issued a press release with respect to its earnings which is attached hereto as Exhibit A.





                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   PROTECTIVE LIFE CORPORATION


                                   BY /s/ Jerry W. DeFoor
                                      --------------------------------
                                          Jerry W. DeFoor
                                          Vice President and Controller

Dated: October 27, 1994

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                                                                       Exhibit A

October 25, 1994


FOR IMMEDIATE RELEASE

                      PROTECTIVE ANNOUNCES RECORD EARNINGS


Protective Life Corporation (NYSE: PL) announced today that its consolidated net income for the third quarter of 1994 was a record $18.7 million or $1.36 per share, compared to $12.4 million or $.90 per share reported for the 1993 third quarter. (The 1993 third quarter included a one-time increase to tax expense of $1.3 million or $.09 per share.)

The Company's operating income, which excludes realized investment gains, was a record $1.22 per share in the 1994 third quarter, a 23% increase over the $.99 per share earned by the Company in the third quarter of last year.

Drayton Nabers, Jr., Chief Executive Officer of the Company, commented: "Our third quarter earnings were generally in line with our targets. We are especially pleased by our performance in managing the effects of higher interest rates on our interest-sensitive products. Our plans emphasize growth in our marketing and acquisitions segments, and we are encouraged by the progress we are making in those areas."

Consolidated net income in the first nine months of 1994 was $51.7 million or $3.77 per share, compared to $37.8 million or $2.76 per share reported for the first nine months of 1993. The Company's operating income, was $3.51 per share in the first nine months of 1994, a 25% increase over the $2.81 per share last year.

At September 30, 1994 the Company's assets were $5.8 billion, and stockholders' equity per share was $26.48 (excluding $6.61 of unrealized investment losses resulting from marking the Company's securities to their market values.) The Company's operating return on average equity for the twelve months ending September 30, 1994 was 19.3%.

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